EXHIBIT 99.1

                                  FOR:  Consolidated Graphics, Inc.

                              CONTACT:  Tara Taranto
                                        Consolidated Graphics, Inc
                                        Investor Relations
                                        (713) 339-5752

                                        Betsy Brod/Keith Curtis
                                        Media: Jennifer Kirksey
                                        Morgen-Walke Associates, Inc.
                                        (212) 850-5600

FOR IMMEDIATE RELEASE

                  CONSOLIDATED GRAPHICS APPOINTS MICHAEL BARTON
            EXECUTIVE VICE PRESIDENT AND CHIEF ADMINISTRATIVE OFFICER
                     -Comments on Share Repurchase Program-

     HOUSTON, TEXAS - January 14, 2000 - Consolidated Graphics, Inc. (NYSE:CGX) today announced the appointment of Michael B. Barton, age 46, to the newly created position of Executive Vice President and Chief Administrative Officer. Mr. Barton will work directly with Chairman and Chief Executive Officer, Joe R. Davis.

     Since 1991, Mr. Barton has been employed by Dynegy Inc., a Houston based Fortune 150 energy products and services company, serving since 1995 as Vice President of Human Resources and Administration. Prior to 1991, Mr. Barton held senior management positions with Occidental Petroleum Company and Frito-Lay Corporation. Mr. Barton, a member of the Society for Human Resources Management, holds a Bachelor of Arts degree from the University of Oklahoma.

     "We are extremely pleased to have someone with Mike's experience and leadership ability join Consolidated Graphics at this important stage of our growth," commented Mr. Davis. "He will be instrumental in helping us identify and develop leadership talent, as well as providing strategic counsel on organizational and management challenges we will face in the future, as we continue to grow our company."

     Separately, the Company announced that as part of its ongoing 2.1 million share repurchase program, 1.3 million shares of its common stock have been purchased to date.

     Consolidated Graphics operates printing companies in 25 states with annualized revenues in excess of $640 million. For more information, visit the Company's Web site at www.consolidatedgraphics.com.

                                    - more -
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Consolidated Graphics - Appoints Michael Barton
January 14, 2000
Page 2


     This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, the number of completed acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

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